Exhibit 10.4
SEPARATION AGREEMENT
1. Kristen L. Magnuson (“Executive”) has been employed by JDA Software Group, Inc. (the “Company”) since September 8, 1997, and she is currently employed by the Company as its Executive Vice President and Chief Financial Officer pursuant to that certain Executive Employment Agreement, effective as of July 23, 2002, by between the Company and Executive (the “Employment Agreement”). Executive and the Company have determined that they will terminate their employment relationship later this year, and it is the Company’s desire to ensure that there is a smooth and orderly transition of Executive’s duties, to provide Executive with certain separation benefits that she would not otherwise be entitled to receive upon her retirement, and to resolve any claims that the parties have or may have against each other. Accordingly, Executive and the Company hereby agree to supersede and replace the Employment Agreement in its entirety with this Agreement. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to Michael Bridge at michael.bridge@jda.com) prior to that date.
2. Executive and the Company hereby agree that, except as provided in Section 3(b)(ii) below related to Executive’s service as an appointed officer or director of the Company’s subsidiaries, her employment with the Company will terminate effective as of 90 calendar days from the Effective Date (the “Termination Date”).
3. Executive and Company hereby agree that during the 90-day period between the Effective Date and the Termination Date (the “Transition Period”):
          (a) Executive will continue to perform her duties for the Company in a professional and timely manner in accordance with past practices to the reasonable satisfaction of the Company and will retain her title of Executive Vice President and Chief Financial Officer;
          (b) Executive will work with the Company to ensure an orderly and complete transition of her duties by the Termination Date and will cooperate and provide assistance as requested during the Transition Period with all matters reasonably related to her role as Executive Vice President and Chief Financial Officer, including, but not limited to, the following:
               (i) assistance with the Company’s 2009 Annual Stockholders Meeting, consistent with past practices;
               (ii) management of the Company’s subsidiaries of which Executive is a director and/or appointed officer consistent with past practices (such service may continue, at the discretion of the Company, subject to Executive’s consent, not to be unreasonably withheld, beyond the Transition Period for a period not to exceed one (1) year from the Effective Date);
               (iii) cooperation with the Company to effectively resign as a director and/or officer of the Company’s subsidiaries, including the execution of documents related thereto;
               (iv) providing reasonably required assistance relating to litigation or threatened litigation involving the Company for which Executive’s related expenses shall be reimbursed by the Company;
               (v) input, analysis and communication as requested related to the Company’s credit facilities;
               (vi) input as requested by Executive’s successor or other Company executives regarding Company finance and accounting processes, controls and procedures; and

               (vii) assistance reasonably required relating to regulatory investigations for which Executive’s related expenses shall be reimbursed by the Company.
     During the Transition Period, the Company will continue to provide Executive with her current base salary and employee fringe benefits. Executive will work remotely during the Transition Period, except when her presence in the office is expressly requested. The parties acknowledge the Executive plans to undergo hip replacement surgery during the Transition Period, and, consequently, may be unavailable or have limited availability to work for a reasonable period of time.
4. Executive and Company hereby agree that, subject to Executive’s strict compliance with all the terms of this Agreement, and to her extension of the release of claims in Paragraph 5 without revocation as described below and the execution of the Confidential Separation and Release Agreement attached hereto as Exhibit A (the “Release Agreement”), the Company will provide Executive with the following:
          (a) a lump sum severance payment of $824,750, which shall be subject to applicable withholding and paid to Executive on the Termination Date and shall be deemed to include (i) Executive’s current base salary for two (2) years ($574,750); and (ii) Executive’s cash bonus for 2009 of $250,000, which amount has been determined as assuming satisfaction of all performance based milestones at the 100% level by both the Company and Executive, without regard to actual level of performance.
          (b) upon the Termination Date, Executive will be paid all of her accrued, unused paid time off that she earned during her employment with the Company;
          (c) the immediate acceleration of all unvested equity awards granted pursuant to the Company’s 2005 Performance Incentive Plan (“2005 Plan”) set forth on Exhibit B hereto, which in no event shall include any performance shares awards subject to the Company’s 2009 earnings before income tax, depreciation and amortization and the Company shall take, prior to the Effective Date, all action reasonably necessary to effect such acceleration under the 2005 Plan and applicable securities laws including Rule 16b-3(d) promulgated under the Securities Exchange Act of 1934;
          (d) all of Executive’s stock options that have not otherwise terminated shall be exercisable until one month following Executive’s effective resignation from all Participating Companies (as defined in applicable options plans of the Company pursuant to which the options are subject), which resignation, in any event, shall take place no later than the one (1) year anniversary of the Effective Date;
          (e) in the event that Executive timely elects to obtain continued group health insurance coverage under COBRA following the Termination Date, the Company will pay the premiums for such coverage through the earlier of (i) the date that is two (2) years following the Termination Date, or (ii) the first date on which Executive becomes eligible for other group health insurance coverage pursuant to Executive’s subsequent employment; thereafter, Executive may elect to purchase continued group health insurance coverage under COBRA at her own expense;
          (f) outplacement assistance at the Company’s expense and reimbursement of outplacement and job search expenses (including, without limitation, travel expenses, recruiter fees, outplacement consultant fees, administrative expenses, etc.), provided, that the cost to the Company of such assistance and reimbursement of such expenses shall not exceed $10,000;
          (g) reimbursement of Executive’s legal counsel fees in connection with this Agreement not to exceed $15,000;
          (h) Section 7.5 of the Employment Agreement, Federal Excise Tax under Section 4999 of the Code, shall survive and continue to be effective, to the extent applicable, to payments to Executive under this Agreement. For the avoidance of doubt, this subsection (h) shall not imply that this Agreement is related to a change in control.
In the event of any material breach by Executive of any of the provisions of this Agreement, Executive shall not be entitled to receive any payments or benefits under this Paragraph 4, and her failure to receive any of these payments and/or benefits as a result of her material breach shall not affect or impair the validity of the remainder of this Agreement, including, but not limited to, Paragraphs 5 through 11. Executive acknowledges and agrees that she shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this Paragraph 4 or as otherwise provided pursuant to the terms of any applicable employee benefit plan or indemnification agreement.
5. In consideration of the payments and benefits described in Paragraph 4, Executive has executed the Release Agreement. As further consideration for the payments and benefits described in Paragraph 4, Executive shall extend this release of claims through and including the Termination Date by re-executing the Release Agreement on the space provided at the end of the Agreement on or after the Termination Date. In consideration of the agreements described in Paragraph 3, the Company has executed the Release Agreement. As further consideration for the agreements of Executive in Paragraph 3, provided Executive is not in breach of this Agreement or the confidentiality letter agreement, dated September 3, 1997 (the “Proprietary Information and Inventions Agreement”) the Company shall extend this release of claims through and including the Termination Date by re-executing the Release Agreement on the space provided at the end of the Agreement on or after the Termination Date. Notwithstanding the executed Release Agreement, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement, including any applicable statutory indemnity rights under Delaware law.
6. As further consideration of the payments and benefits described in Paragraph 4, Executive agrees for the two-year period following the Effective Date (the “Covenant Period”) on the following:
          (a) Executive will not directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee work for any of the following companies or any entity that succeeds to any part of the business of any of the following companies that is in competition with the Company: i2 Technologies, Logility, Inc., Manhattan Associates, Inc., Oracle Corporation, SAP AG, or SAS. Executive acknowledges that this non-competition prohibition is reasonable in scope and duration. If a court of competent jurisdiction determines the scope or duration is unenforceable, the non-compete shall be reformed and modified to the extent required to render them valid and enforceable.
          (b) Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.
          (c) Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging, hiring or attempting to hire any of the Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with Company. Notwithstanding the previous sentence, Executive may give references for employees and tell headhunters the names of employees of Company, in either event, where the Executive is aware that the employee has been identified by Company as not being part of its long-term plans after a change of control of the Company.
7. Executive acknowledges and agrees that she shall continue to be bound by and comply with the terms of the Proprietary Information and Inventions Agreement. On or before the Termination Date, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, credit cards, keys, programs, manuals, business plans, financial records, and all electronic or paper documents (and any copies thereof) that Executive prepared or received in the course of her employment with the Company. Notwithstanding the foregoing, Executive is entitled to keep and maintain in her possession (a) Executive’s laptop and Blackberry device issued by the Company following the Company’s removal of any proprietary information from such devices and (b) all artwork and personal possessions in Executive’s office, which the Company agrees to pack and ship to Executive’s home address at the Company’s expense.
     Executive acknowledges and agrees that Executive has continuing non-disclosure obligations under the Proprietary Information and Inventions Agreement. Executive acknowledges and reaffirms Executive’s obligation to continue to abide fully and completely with all post-employment provisions of the Proprietary Information and Inventions Agreement and agrees that nothing in this Agreement shall operate to excuse or otherwise relieve Executive of such obligations.
8. Each of Executive and the Company agree not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of the other including, in the case of the Company, its employees and directors. Furthermore, the Company agrees that any announcement of Executive’s departure shall be subject to Executive’s approval. The Company shall respond to any inquiries regarding Executive’s employment by providing only information as to Executive’s job title, dates of employment, and salary.
9. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
10. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.
11. This Agreement, together with the Release Agreement attached hereto as Exhibit A, and the Proprietary Information and Inventions Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, with the exception of any stock option or other equity agreements between the parties. Notwithstanding the foregoing, the Company confirms that the Agreement, dated October 11, 1997 by and between the Company and Executive regarding, inter alia, indemnification rights of Executive, remains in full force and effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.
EXECUTIVE UNDERSTANDS THAT SHE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT SHE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN THE RELEASE AGREEMENT) SHE HAS AGAINST THE PARTIES

RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT SHE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT SHE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER SHE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT SHE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPHS 3 AND 4, WHICH COMPENSATION AND BENEFITS SHE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

Dated: April 6, 2009	/s/ Kristen L. Magnuson Kristen L. Magnuson

JDA SOFTWARE GROUP, INC.

Dated: April 6, 2009	By:	/s/ Hamish N. Brewer Hamish N. Brewer
President and Chief Executive Officer
By re-signing this Agreement on or after the Termination Date, I hereby extend the release of claims set forth in the Release Agreement so as to include any and all such claims that exist or arise at any time up to and including the Termination Date. I also acknowledge and agree that I have been paid all wages (including base salary, paid time off, and bonuses) that I earned during my employment with the Company. I understand that I may revoke this extension of the release of claims at anytime within the seven days following my re-execution of this Agreement, which revocation must be made in the manner described in the last sentence of Paragraph 1.

Dated: , 2009	Kristen L. Magnuson
By re-signing this Agreement on or after the Termination Date, the Company hereby extends the release of claims set forth in the Release Agreement so as to include any and all such claims that exist or arise at any time up to and including the Termination Date.

Dated: , 2009	JDA SOFTWARE GROUP, INC.

By:
Hamish N. Brewer
President and Chief Executive Officer

EXHIBIT A
FORM OF
CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT
     This Confidential Separation and Release Agreement (“Agreement”) is between Kristen L. Magnuson (“Executive”) and JDA Software Group, Inc. (the “Company”) (hereinafter the “parties”), and is entered into as of April 6, 2009. This Agreement will not become effective until the expiration of seven (7) days from Executive’s execution of this Agreement (the “Effective Date”).
     WHEREAS, Executive has been employed by the Company as Executive Vice President and Chief Financial Officer:
     WHEREAS, the Company and Executive are entering into a Confidential Separation Agreement (the “Separation Agreement”) dated on the date hereof, which provides for, among other things, certain severance benefits and for Executive’s employment with the Company to cease as of the date set forth therein (the “Termination Date”);
     WHEREAS, the Company and Executive desire to avoid disputes and/or litigation regarding Executive’s termination from employment or any events or circumstances preceding or coincident with the termination from employment;
     WHEREAS, the Company and Executive have agreed upon the terms on which Executive is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which Executive may have against the Company and on which the Company is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which the Company may have against Executive; and
     WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Executive and the Company, and the termination thereof.
     NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, Executive’s employment with the Company will terminate upon the following terms:
     1. General Release: Executive for herself and her assigns hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company and any current or former stockholders, directors, parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns (the “Company Parties”), and the Company for itself and the Company Parties hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Executive and her assigns, from any and all claims and causes of action whatsoever, whether known or unknown or whether connected with Executive’s employment by the Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or released in this agreement), or under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the

Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, or any other municipal, local, state, or federal law, common or statutory.
     2. Covenant Not to Sue: The parties also COVENANT NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against the other party or any of the released parties based upon any of the claims released in this Agreement.
     3. Right to Revoke: Either party may revoke this Agreement by notice to the other party, in writing, received within seven (7) days of the date of its execution by Executive (the “Revocation Period”). Executive agrees that Executive will not receive the benefits provided by the Separation Agreement if Executive revokes this Agreement. Executive also acknowledges and agrees that if the Company has not received from Executive notice of Executive’s revocation of this Agreement prior to the expiration of the Revocation Period, Executive will have forever waived Executive’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect.
     4. Acknowledgement: Executive acknowledges and agrees that: (A) except as provided by this Agreement and the Separation Agreement, no additional consideration, including salary, wages, bonuses or stock options, is to be paid to her by the Company in connection with this Agreement and the Separation Agreement; (B) except as provided by this Agreement and the Separation Agreement, Executive has no contractual right or claim to the severance payments described herein and therein; and, (C) payments pursuant to this Agreement and the Separation Agreement shall terminate immediately if Executive breaches any of the provisions of this Agreement or the Separation Agreement.
     5. Non-Admissions: The parties acknowledge that by entering into this Agreement, the other party does not admit, and does specifically deny, any violation of any local, state, or federal law.
     6. Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.
     7. Entire Agreement: This Agreement, along with the Proprietary Information and Inventions Agreement and the Separation Agreement constitute the entire agreement between the Executive and the Company, and supersede all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.
     8. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except where preempted by federal law.
     9. Statement of Understanding: By executing this Agreement, Executive acknowledges that (a) Executive has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for such a period of time or has knowingly and voluntarily waived Executive’s right to do so by executing this Agreement and returning it to the Company; (b) Executive has been advised by the Company to consult with an attorney regarding the terms of this Agreement; (c) Executive has consulted with, or has had sufficient opportunity to consult with, an attorney of Executive’s own choosing regarding the terms of this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Executive’s complete satisfaction; (e) Executive has read this Agreement and fully understands its terms and their import; (f) except as provided by this Agreement and the Separation Agreement, Executive has no contractual right or claim to the benefits and payments described herein and therein; (g) the consideration provided for herein is good and valuable; and (h)

Executive is entering into this Agreement voluntarily, of Executive’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.
EXECUTED in Scottsdale, AZ , this day of April 6, 2009.

/s/ Kristen L. Magnuson Kristen L. Magnuson
EXECUTED in Scottsdale, AZ , this day of April 6, 2009.

JDA SOFTWARE GROUP, INC.

By:	/s/ Hamish N. Brewer Hamish N. Brewer
President and Chief Executive Officer

EXHIBIT B
EQUITY AWARDS PURSUANT TO THE COMPANY’S
2005 PERFORMANCE INCENTIVE PLAN SUBJECT TO VESTING ACCELERATION

			Unvested Shares
			Subject to Award
			Automatically
		Shares Subject to	Vesting as of the
Type of Award	Date of Grant	Award	Effective Date
Restricted Stock Units	3/13/07	32,706	6,805
Restricted Stock Units	5/14/07	4,327	903
Performance Shares	2/7/08	20,945	9,600